IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE MIDDLE DISTRICT OF FLORIDA
                                 TAMPA DIVISION
IN RE:

THERMACELL TECHNOLOGIES, INC.,      CASE NO. 01-20854-8G1
                                    Chapter 11
         Debtor.
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                             ORDER CONFIRMING PLAN
                             ---------------------

     THIS CASE came before the Court on July 1, 2002, upon a confirmation hearing on the Debtor's Plan of Reorganization dated February 25, 2002 (Doc.
61), hereinafter referred to as the "Plan." Michael C. Markham, Esquire appeared on behalf of the Debtor. Benjamin Lambers, Esquire appeared on behalf of the Office of the United States Trustee. There were no other appearances and no objections to confirmation were filed or asserted. For the reasons stated orally and recorded in open court, the Court makes the following findings:

     1. Proper notice of the Plan and confirmation hearing has been given to all creditors, equity security holders and parties in interest.

     2. The Plan complies with the applicable provisions of the Bankruptcy Code.

     3. The Debtor has complied with the applicable provisions of the Bankruptcy Code.

     4. The Plan has been proposed in good faith and not by any means forbidden by law.

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     5. Any  payment  made or to be made by the  Debtor,  under  the  Plan,  for professional services or for costs and expenses in this bankruptcy case, has been approved by, or is subject to the approval of the Court as reasonable.

     6. The Debtor has disclosed the persons that will serve as officers and directors after confirmation and their continuance in office is consistent with the interests of creditors and equity security holders and with public policy.

     7. With respect to each impaired class of claims or interests, each holder of a claim or interest of such class has accepted the Plan or will receive or retain under the Plan on account of such claim or interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would so receive or retain if the Debtor were liquidated under Chapter 7.

     8. With respect to each class of claims or interests, such class has accepted the Plan or such class is not impaired under the Plan. At least one class of claims that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider. Further, the Plan does not discriminate unfairly and is fair and equitable as to all creditors and equity security holders.

     9. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor, unless such liquidation or reorganization is proposed in the Plan.

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     10. All fees  payable  under ss. 1930 of Title 28 have been paid or will be paid.

     Accordingly, it is
     - ORDERED, ADJUDGED AND DECREED as follows:

     1. The Plan is hereby confirmed in its entirety as if fully set forth herein and the Debtor is directed to comply with the terms of the Plan.

     2. The provisions of the Plan bind the Debtor, any creditor, equity security holder or party in interest, whether or not the claim, interest or demand of such creditor, equity security holder or party in interest is impaired under the Plan and whether or not such creditor, equity security holder or party in interest has accepted the Plan.

     3. All property of the estate and of the Debtor is hereby transferred to the Subsidiary free and clear of any and all debts, claims, liens, demands and interests of creditors, equity security holders and parties in interest, except as expressly and specifically set forth in the Plan.

     4. Confirmation of the Plan immediately discharges the Debtor from any debts, claims or demands that arose before the date of confirmation, whether or not a proof of claim has been filed, whether or not such claim has been allowed, and whether or not the holder of any debt, claim or demand has accepted the Plan.

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     5. The Debtor shall pay all fees to the Office of the United States Trustee through entry of a final decree in this case.

     6. Any and all current stock or equity security interests of any kind in the Debtor are hereby cancelled. New equity security interests in the Reorganized Debtor shall be issued consistent with the Plan. The record date for determining equity interest holders of the Debtor shall be August 1, 2002. Such issuance shall be exempt from securities laws consistent with Section 1145 of the Bankruptcy Code. In order to effectuate the terms of the Plan, the Reorganized Debtor shall have 10,000,000 common shares outstanding and each creditor or equity interest holder with an allowed claim or interest shall be entitled to a proportionate number of shares as determined under the Plan based upon the 10,000,000 new shares outstanding.

     7. The Court reserves jurisdiction over the Debtor, the Reorganized Debtor, the Subsidiary, creditors, equity security holders, parties in interest and the Plan consistent with the Bankruptcy Code and the specific provisions of the Plan.

     DONE AND ORDERED at Tampa, Florida, this day of _____________, 2002.



                                               -----------------------------
                                               PAUL M.GLENN
                                               U.S. Bankruptcy Judge

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Conformed Copies furnished to:

Michael C. Markham, Esq.
Debtor
U.S. Trustee

41024.102579 (#240590)

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